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                                  EXHIBIT 99.1


         ALLIED HOLDINGS NAMES POOLE CEO, WEST PRESIDENT AND COO IN MOVE
                    THAT STRENGTHENS LEADERSHIP CAPABILITIES


DECATUR, GEORGIA, NOVEMBER 30, 1999 - ALLIED HOLDINGS, INC. (NYSE: AHI) TODAY ANNOUNCED that the board of directors of Allied Holdings Inc., parent company of the world's largest automotive distribution and logistics network, named A. Mitchell Poole Jr. vice chairman and chief executive officer, succeeding Robert
J. Rutland who will continue to be active in the business as chairman. Poole, who joined the company in 1988, is currently president and chief operating officer.


Randall E. West, president of Axis Group, Inc., Allied's automotive logistics subsidiary, was named president and chief operating officer of the parent company. Prior to joining the company in 1997, he was with Ryder System, Inc. for 14 years, managing international operations and logistics, and most recently serving as president of Ryder Automotive Carrier Services, Inc.

The appointments are effective January 1, 2000.

Rutland, chairman of the board, said, "These moves strengthen and broaden Allied Holdings' leadership capabilities to respond immediately to the changing automotive marketplace and to develop strategic alternatives for even greater changes. I am confident this new management team will lead Allied Holdings to fulfill its mission to be the leading supplier of value-added automotive distribution and logistics services in North America and worldwide."

Chief executive-designate Poole said: "Our immediate task is to address unsatisfactory financial results, primarily in our North American car-hauling operations at Allied Automotive Group (AAG). We will accelerate efforts to reduce costs, to maximize operating efficiencies and equipment utilization throughout AAG's network and to work closely with our customers to enhance revenues. Already, we have made advances in each of these areas, but we need to do more, and we will."

Poole added: "Longer-term, we must position the company for continued success in the changing automotive distribution market, work with our customers as they redefine their distribution channels, implement e-commerce strategies and continue to focus on reducing order-to-delivery times. Consolidation and globalization are bringing fundamental changes to automotive manufacturing and distribution. We will respond by adding value and providing a wider range of services to the global automobile industry. Without question Allied Holdings and its subsidiaries have the people, the resources, the experience and the creativity to meet these challenges."

Allied Holdings is the parent company of several subsidiaries that comprise the world's largest automotive distribution and logistics network. Allied Automotive Group Inc. (AAG), through its subsidiaries, is the largest motor carrier in North America specializing in the delivery of



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automobiles and light trucks. AAG transports for all major domestic and foreign manufacturers primarily from manufacturing plants, rail ramps, ports and auctions to automobile dealers throughout the United States and Canada. Axis Group Inc., through its subsidiaries, provides distribution and logistics services to automobile manufacturers in the United States and overseas. Axis employs innovative distribution methods to help its customers solve complex transportation, inventory and logistics problems.

Statements in this press release that are not strictly historical are "forward-looking" statements. Investors are cautioned that such statements are subject to certain risks and uncertainties that could cause actual results to differ materially. Without limitation, these risks and uncertainties include economic recessions or downturns in new vehicle production or sales, the highly competitive nature of the automotive distribution industry, dependence on the automotive industry, labor disputes involving the company or its significant customers, the dependence on key personnel who have been hired or retained by the company, the availability of strategic acquisitions or joint-venture partners, changes in regulatory requirements which are applicable to the company's business, risks associated with conducting business in foreign countries, changes in vehicle sizes and weights which may impact vehicle deliveries per load, the ability to increase rates charged to customers, and problems related to information technology systems and computations that must be made by the company or its customers and vendors in 1999, 2000 or beyond. Investors are urged to carefully review and consider various disclosures made by the company in this press release and the company's reports filed with the Securities and Exchange Commission.



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